As filed with the Securities and Exchange Commission on May 22, 2026

Registration No. 333-293024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Willis Group Limited 51 Lime Street, London, England	EC3M 7DQ
(Address of Principal Executive Offices)	(Zip Code)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Matthew S. Furman, Esq.

General Counsel

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 6th Floor

New York, NY 10281

(212) 915-8249

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF CERTAIN SHARES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Willis Towers Watson Public Limited Company (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on January 28, 2026 (Registration No. 333-293024) relating to the Registrant’s Willis Towers Watson 2012 Equity Incentive Plan (the “2012 Plan”). In accordance with the undertakings made by the Registrant to remove from registration by means of a post-effective amendment any of the Registrant’s securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed solely to remove from registration 201,833 of the Registrant’s ordinary shares, $0.000304635 nominal value per share (“Ordinary Shares”) previously registered for issuance under the 2012 Plan pursuant to the Registration Statement as a result of the Registrant’s reduction in the number of Ordinary Shares available for issuance under the 2012 Plan. The Registrant had previously registered 445,656 Ordinary Shares under the Registration Statement in connection with the assumption of the available share reserve under the stock incentive plans of Newfront Insurance Holdings, Inc. (“Newfront”) as part of the Registrant’s acquisition of Newfront (the “Assumed Shares”). As a result, the Registration Statement now covers a maximum of 243,823 Assumed Shares.

Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment. No other securities registered for offering or sale pursuant to the Registration Statement are being deregistered hereby, and this Post-Effective Amendment shall not affect any awards or rights granted or to be granted under the 2012 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 22, 2026.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
By:	/s/ Matthew S. Furman
Name: Matthew S. Furman
Title: General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ *	Chief Executive Officer and Director	5/22/26
Carl A. Hess	(Principal Executive Officer)

/s/ *	Chief Financial Officer	5/22/26
Andrew Krasner	(Principal Financial Officer)

/s/ *	Controller	5/22/26
Joseph Kurpis	(Principal Accounting Officer)

/s/ *	Director	5/22/26
Dame Inga Beale

/s/ *	Director	5/22/26
Fumbi Chima

/s/ *	Director	5/22/26
Stephen Chipman

/s/ *	Director	5/22/26
Michael P. Hammond

/s/ *	Director	5/22/26
Jacqueline Hunt

/s/ *	Director	5/22/26
Paul Reilly

/s/ *	Director	5/22/26
Michelle R. Swanback

/s/ *	Director	5/22/26
Fredric Tomczyk

*By:	/s/ Matthew S. Furman
Matthew S. Furman
Attorney-in-Fact